SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549



                                FORM 8-K



                             CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of
                   The Securities Exchange Act of 1934




  Date of Report (Date of earliest event reported):   July 29, 1997



                           IES UTILITIES INC.
         (Exact name of registrant as specified in its charter)



  Iowa                            0-4117-1               42-0331370
(State or other                 (Commission           (I.R.S. Employer
 jurisdiction of                  File No.)          Identification No.)
 incorporation)


                  IES Tower, Cedar Rapids, Iowa  52401
      (Address of principal executive offices, including zip code)


                             (319) 398-4411
                     (Registrant's telephone number)



Item 5.  Other Events.


     The following are selected summaries of the consolidated results of operations for IES Utilities Inc. for the periods ended June 30, 1997 and 1996:


                       Quarter Ended     Six Months Ended   Twelve Months Ended
                           June 30             June 30             June 30
                        1997      1996      1997      1996      1997      1996
                                       				(in thousands)

Operating revenues  $ 169,623 $ 164,240 $ 396,021 $ 363,008 $ 787,993 $ 742,323

Operating income    $  26,437 $  23,009 $  59,026 $  57,212 $ 155,539 $ 149,138

Net income available
  for common stock  $   6,662 $   7,001 $  18,285 $  20,900 $  60,199 $  62,494


      Operating income for the quarter was up versus the prior period primarily due to increased electric and steam sales. The recording of a reserve for non-utility investments and higher interest expense resulting from increased borrowings to fund the growth of the company's utility business partially offset the sales increases.

      Earnings for the six-month period ended June 30, 1997, were down versus the same period last year due to higher interest and depreciation expenses and the investment reserve, partially offset by increased electric and steam sales.

          IES Utilities continued to realize sales growth in its service territory, reporting increased electric kilowatt-hour sales, excluding off-system sales, of 4 percent for the quarter and six month periods, as compared to a year ago. In addition, sales to IES Utilities' electric industrial customers increased 6 percent and 8 percent during the three and six month periods, respectively. Natural gas volumes sold and transported were up 2.6 percent for the quarter.



                               SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                           IES UTILITIES INC.
                                              (Registrant)




                                           By /s/    John E. Ebright
                                                       (Signature)
                                                     John E. Ebright
                                           Controller & Chief Accounting Officer


Date:  July 29, 1997